Exhibit 99.5

Consent to be Named as a Director Nominee

In connection with the filing by Parsec Capital Acquisitions Corp. of the Registration Statement on Form S-1 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a nominee to the board of directors of by Parsec Capital Acquisitions Corp. in the Registration Statement and any and all amendments and supplements thereto. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Dated: June 30, 2021

/s/ Alec Burger
Alec Burger